Exhibit 10.83

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:
	:	Jointly Administered
BORDEN CHEMICALS AND PLASTICS	:	Case No. 01-1268 (PJW)
OPERATING LIMITED	:
PARTNERSHIP, a Delaware limited	:	(Chapter 11)
partnership, et al,	:
:
Debtors.	:
And	:
:
In re:	:	Case No. 02-10875 (PJW)
	:	(Chapter 11)
BCP MANAGEMENT, INC.,	:
a Delaware corporation,	:	Related to Docket No. 1263 (CASE NO. 01-1268) and Docket No. 354 (CASE NO. 02-10875)
:
Debtor.	:

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING

THE THIRD AMENDED JOINT PLAN OF LIQUIDATION OF (1) BORDEN

CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP (2) BCP

MANAGEMENT, INC., AS MODIFIED

INTRODUCTION

The above-captioned debtors and debtors in possession Borden Chemicals and Plastics Operating Limited Partnership (“BCP”) and BCP Management, Inc. (“BCPM”) (collectively, the “Debtors1”) having proposed the Third Amended Joint Plan of Liquidation, dated December 5,2003, as modified by the modifications set forth herein (collectively, the “Modifications” and, such Plan as modified by the Modifications, the “Plan”);2 the Court having entered its Order (A) Approving Joint Disclosure Statement, (B) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of Liquidation and (C) Scheduling a Hearing on Confirmation of Proposed Third Amended Joint Plan of Liquidation and Approving Related Notice Procedures and (D) Granting Certain Related Relief (the “Disclosure Statement Order”) dated December 6, 2002, by which the Court, among other things, approved the Debtors’ proposed disclosure statement (as such has been amended, the “Disclosure Statement”); the Court having heard the statements of counsel in support of and in opposition to Confirmation at the confirmation hearings held on January 24 and February 4, 2003 (collectively, the “Confirmation Hearing”) as reflected in the record made at the

[1]	Unless otherwise stated herein, the term “Debtors” does not include BCP Finance Corporation.

[2]	Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. The rules of interpretation set forth in Section I.B.1 of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this “Confirmation Order”). In accordance with Section III.A of this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

A copy of the Plan, the Amended Plan Supplement of Borden Chemicals and Plastics Operating Limited Partnership and BCP Finance Corporation to the Plan (the “BCP Plan Supplement”) and the Plan Supplement of BCP Management, Inc. to the Plan (the “BCPM Plan Supplement;” collectively the BCP Plan Supplement and the BCPM Plan Supplement are referred to hereinafter as the “Plan Supplements”) are attached hereto as Exhibit A and are incorporated herein by reference.

Confirmation Hearing; the Court having considered all evidence presented at the Confirmation Hearing; the Court having taken judicial notice of the papers and pleadings on file in these chapter 11 cases, including but not limited to the Declaration of Kathleen Logan Certifying the Methodology for the Tabulation of Votes and the Results of Voting with Respect to the Plan (the “Voting Declaration”) [Docket No. 1418 in Case No. 01-1268 and Docket No. 447 in Case No. 02-10875], and various affidavits of service of the solicitation materials with respect to the Plan [Docket Nos. 1384-1391 in Case No. 01-1268 and Docket Nos. 384-391 in Case No. 02-10875] (collectively, the “Affidavits of Service”); and the Court finding that (i) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation was adequate and appropriate, in accordance with Bankruptcy Rule 2002(b) and the Disclosure Statement Order, as to all parties to be affected by the Plan and the transactions contemplated thereby and (ii) the legal and factual bases set forth in the applicable papers and at the Confirmation Hearing, and as set forth in this Confirmation Order, establish just cause for the relief granted herein; the Court hereby enters the following Findings of Fact, Conclusions of Law and Order approving Confirmation of the Plan:3

I.    FINDINGS OF FACT.

A.    JURISDICTION AND VENUE.

On April 3, 2001, BCP/BCP Finance commenced their respective bankruptcy cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. BCP is a Delaware limited partnership. On March 22, 2002, BCPM commenced its bankruptcy case by

[3]	This Confirmation Order constitutes the Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is referred to as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is referred to as a finding of fact.

filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. BCPM is a Delaware corporation.

B.    MODIFICATIONS TO THE PLAN.

The Modifications to the Plan do not adversely affect, in any material respect, the treatment under the Plan of the Claim of any creditor against the Debtors.

C.    COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE.

1.    The Plan Satisfies Section 1129(a)(1).

The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

a.    Sections 1122 and 1123(a) are Satisfied.

The Plan constitutes a separate plan of liquidation for BCP on the one hand and BCPM on the other hand. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article II of the Plan designates Classes of Claims and Interests, other than Administrative Claims and Priority Tax Claims. As required by section 1122(a), each Class of Claims and Interests for each Debtor contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan designates twenty (20) Classes of Claims and Interests. For the reasons stated in the record at the January 24, 2003 confirmation hearing, these classifications are reasonable under section 1122(a) of the Bankruptcy Code because the Claims and Interests are sufficiently distinct and weighty with respect to each other and with respect to the Debtors. Furthermore, all objections relating to classification, including the objection of the Objecting Noteholders and all other similar objections, are hereby overruled.

In accordance with section 1122(b) of the Bankruptcy Code, the Plan provides for one Class of Unsecured Claims comprised of Claims of $1,250 or less against BCP. This classification is reasonable and necessary for administrative convenience. Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not impaired under the Plan and specifies the treatment of all Classes of Claims and Interests that are impaired under the Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. The Plan also satisfies the requirements of sections 1123(a)(5)-(7) of the Bankruptcy Code.

b.    Sections 1123(b)(1)-(2) are Satisfied.

The Plan fully complies with the applicable provisions of the Bankruptcy Code, including section 1123(b). In accordance with section 1123(b) of the Bankruptcy Code, the Plan provides for the impairment of certain Classes of Claims and Interests, while leaving others unimpaired. See Plan Arts. II and III. The Plan also provides for (i) the assumption, assumption and assignment or rejection of the Executory Contracts and Unexpired Leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Court (see Plan Art. VI) and (ii) the retention and enforcement of certain claims by the LLC Agents (see Plan §§ V.B.3 and V.C.3). Accordingly, the Plan meets the requirements of section 1129(a)(1) of the Bankruptcy Code.

2.    The Plan Complies with Section 1129(a)(2).

The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018.

3.    The Plan Complies with Section 1129(a)(3).

The Debtors proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence presented at the Confirmation Hearing, the Court finds and concludes that there is a reasonable likelihood that the Plan will maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis consistent with the standards prescribed under the Bankruptcy Code. Moreover, the Plan itself and the arms’ length negotiations among the Debtors, the Creditors’ Committees, and the Debtors’ other constituencies leading to the Plan’s formulation provide independent evidence of the Debtors’ good faith in proposing the Plan.

4.    The Plan Complies with Section 1129(a)(4).

Article III of the Plan provides for all fees promised or received in connection with or in contemplation of the Chapter 11 Cases to be disclosed and subjected to the Court’s review and approval. The Plan complies with the requirements of 11 U.S.C. § 1129(a)(4).

5.    The Plan Complies with Section 1129(a)(5).

The Debtors have fully satisfied the requirements of section 1129(a)(5). The Debtors have disclosed all necessary information regarding the Liquidating LLCs and the LLC Agents, and will disclose all necessary information regarding any LLC Managers. In addition, the Debtors have disclosed the compensation paid or to be paid to the LLC Agents and such compensation will be reasonable.

        6.    Section 1129(a)(6) is Inapplicable.

        The Debtors’ businesses do not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation. The requirements of 11 U.S.C. § 1129(a)(6) do not apply in these cases.

        7.    The Plan Complies with Section 1129(a)(7).

        With respect to each impaired Class of Claims or Interests for each Debtor, each holder of an impaired Claim or Interest has accepted or is deemed to have accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The Plan complies with the requirements of 11 U.S.C. § 1129(a)(7) and the “best interests” test described therein, as reflected more fully in the rulings of the Court made on the record at the hearing held on January 24, 2003. Furthermore, all objections relating to “best interests” test, including the objection of the Objecting Noteholders, the Bank of New York as Indenture Trustee, and the BCP Creditors’ Committee, are hereby overruled.

        8.    Section 1129(a)(8).

        Pursuant to sections 1124 and 1126 of the Bankruptcy Code: (a) Classes C-1, C-3, C-9, CC-1, CC-3 and CC-9 are Classes of unimpaired Claims or Interests deemed to have accepted the Plan and (b) as indicated in the Voting Declaration, Classes C-4, C-7 and CC-4 have accepted the Plan by amounts well in excess of the statutory majorities. The holders of Interests in Classes C-6, CC-6, E-1, E-2, E-3, and EE-1 will not receive or retain any property on account of such Claims or Interests and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance with section 1129(a)(8) of the Bankruptcy Code with respect to these Classes, the Plan is confirmable because, as described below, the Plan satisfies the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.

        9.    The Plan Complies with Section 1129(a)(9).

        The Plan provides for treatment of Allowed Administrative Claims, Priority Tax Claims and Priority Claims, subject to certain bar date provisions, in the manner required by section 1129(a)(9) of the Bankruptcy Code, provided, however, that with respect to BCPM’s Administrative Claims in the BCP case, BCPM has agreed to accept deferred payments of any allowed Administrative Claims held by BCPM in the BCP case, as described on the record at the Confirmation Hearing. The Plan complies with the requirements of 11 U.S.C. § 1129(a)(12).

        10.    Section 1129(a)(10) is Satisfied.

        As indicated in the Voting Declaration and as reflected in the record of the Confirmation Hearing, impaired Classes C-4, C-7 and CC-4 voted to accept the Plan, without including the acceptance by any insider. The Plan complies with the requirements of 11 U.S.C. § 1129(a)(10).

        11.    The Plan Complies with Section 1129(a)(11).

        The Plan complies with 11 U.S.C. § 1129(a)(11). Subject to the risks described in the Disclosure Statement at pages 101-104, there is reasonable assurance that the Debtors will be able to satisfy all of their obligations under the Plan.

12.    The Plan Complies with Section 1129(a)(12).

Section III.A.1.b of the Plan provides that, on or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid in cash.

13.    Section 1129(a)(13) is Inapplicable.

BCP is under no obligation to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code). BCPM will pay retiree benefits of claimants who have timely filed Claims in the BCPM Chapter 11 Case, but because BCPM will cease all business after the Effective Date, no section 1114 benefits will accrue after the Effective Date. As a result, section 1129(a)(13) is inapplicable in these cases.

14.    Cramdown Under Section 1129(b).

Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed despite the rejection or deemed rejection of the Plan by certain impaired Classes. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code with respect to the impaired nonaccepting Classes, all of the applicable requirements of section 1129(a) of the Bankruptcy Code have been met. Based upon the evidence profferred, adduced or presented by the Debtors at the Confirmation Hearing, the Plan (i) is fair and equitable with respect to the impaired nonaccepting Classes because no Claims or Interests junior to the Claims or Interests Classes C-6, C-10, CC-6, E-1, E-2, E-3 and EE-1 receive or retain any property under the Plan on account of such junior Claims or Interests; and (ii) does not discriminate unfairly against the holders of Claims or Interests in Classes C-2, C-6, C-10, CC-6, E-1, E-2, E-3 and EE-1.

D.    SATISFACTION OF CONDITIONS TO CONFIRMATION.

Section IX.A of the Plan contains conditions precedent to Confirmation that must be satisfied or duly waived pursuant to Section IX.C of the Plan. The conditions precedent set forth in Sections IX.A.1 through IX.A.4 of the Plan have been satisfied.

II.    CONCLUSIONS OF LAW.

A.    JURISDICTION AND VENUE.

The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue of the Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware was proper as of the Petition Date of each Debtor, pursuant to 28 U.S.C. § 1408, and continues to be proper.

B.    MODIFICATIONS OF THE PLAN.

The notice provided by the Debtors of the Modifications was adequate and appropriate under the circumstances and, accordingly, is approved. The Modifications: (1) comply in all respects with section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and all other provisions of the Bankruptcy Code; and (2) do not adversely change, in any material respect, the treatment under the Plan of any Claims or Interests. In light of the technical or immaterial nature of each of the Modifications, no additional disclosure under section 1125 of the Bankruptcy Code is required with respect to the Modifications. Therefore, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims that have accepted or are conclusively presumed to have accepted the Plan as filed on December 5, 2002 are deemed to have accepted the Plan, as modified by the Modifications.

C.    EXEMPTIONS FROM SECURITIES LAWS.

Pursuant to section 1125(c) of the Bankruptcy Code, the Debtors’ transmittal of solicitation materials and their solicitation of acceptances of the Plan are not, and will not be, governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale or purchase of securities.

To the extent interests in BCP Liquidating LLC or BCPM Liquidating LLC may be deemed to constitute securities issued in accordance with the Plan, pursuant to, and to the fullest extent permitted under, section 1145 of the Bankruptcy Code, any issuance or resale of such securities will be exempt from section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer or underwriter of, or broker or dealer in, a security.

D.    EXEMPTIONS FROM TAXATION.

Pursuant to section 1146(c) of the Bankruptcy Code, the Debtors may not be taxed under any law imposing a stamp tax or similar tax for the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title.

E.    COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

As set forth in Section I.C above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

F.    APPROVAL OF THE RELEASES PROVIDED UNDER THE PLAN AND CERTAIN OTHER MATTERS.

The release provisions, exculpation provisions, and injunction provisions contained in Sections V.D.3, and XI.A and XI.B of the Plan are hereby approved and shall be immediately effective on the Effective Date of the Plan without further act or order. Notwithstanding anything contained in the Confirmation Order or in the Plan, pursuant to section 1141 of the Bankruptcy Code, confirmation of the Plan does not discharge the Debtors.

G.     AGREEMENTS AND OTHER DOCUMENTS.

Pursuant to section 1142 of the Bankruptcy Code, no action of the respective LLC Agents or any LLC Managers of the respective Liquidating LLCs will be required to authorize such Liquidating LLCs to enter into, execute and deliver, adopt or amend, as the case may be, any of the documents contemplated by the Plan and the Plan Supplements (the “Plan Documents”), and following the Effective Date, each of the Plan Documents will be a legal, valid and binding obligation of such Liquidating LLCs as are parties thereto, enforceable against such Liquidating LLCs in accordance with the respective terms thereof.

H.	ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

Each pre- or post-Confirmation assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease pursuant to Sections VI.A and VI.C of the Plan, including any pre- or post-Confirmation assumption, assumption and assignment or rejection effectuated as a result of any amendment to Exhibit VI.A.1 or VI.C to the Plan, as contemplated by Sections VI.A.1 and VI.C of the Plan, shall be legal, valid and binding upon the applicable Debtor or Liquidating LLC and all nondebtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

III.    ORDER.

ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

A.    CONFIRMATION OF THE PLAN.

For the reasons stated herein and on the record at the Confirmation Hearing, the Plan, as it relates to each of the Debtors, is confirmed pursuant to section 1129 of the Bankruptcy Code. All of the Objections and other responses to the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are either resolved on the terms set forth herein or overruled.

B.    EFFECT OF CONFIRMATION.

Notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon all persons including the Debtors, the BCP Liquidating LLC, the BPCM Liquidating LLC, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all entities who are parties to or are subject to the settlements, compromises, releases, waivers, discharges and injunctions under the Plan and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

C.    CLAIMS BAR DATES AND OTHER CLAIMS MATTERS.

1.    Bar Dates for Administrative Claims.

The Bar Date for Administrative Claims set forth in the Plan, as well as the proposed Confirmation Notice and Notice of the Effective Date attached hereto as Exhibits D and E, respectively are hereby approved.

2.    Bar Date for Rejection Damages Claims and Related Procedures.

The Debtors or the applicable Liquidating LLC shall provide written notice to each nondebtor party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan of (i) the applicable Executory Contract or Unexpired Lease being rejected, (ii) the bar date for the filing of rejection damage claims and (iii) the procedures for such party to File and serve a proof of Claim for any Claims that may arise from such rejection (the “Rejection Bar Date Notice”). The Rejection Bar Date Notice shall be in substantially the form attached hereto as Exhibit B and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease by the later of (i) the Effective Date or (ii) if the Debtors amend Exhibit VI.A.1 to the Plan after the Confirmation Date to delete any Executory Contract or Unexpired Lease identified thereon, thus providing for its rejection pursuant to Section VI.C of the Plan, fifteen (15) Business Days after the date of such amendment.

Notwithstanding anything in the Bar Date Order or any other order of the Court to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section VI.C of the Plan gives rise to a Claim by the other party or parties to the Executory Contract or Unexpired Lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Liquidating LLCs, their respective successors or their respective properties unless a proof of Claim is filed and served on the applicable Liquidating LLC,4 pursuant to the procedures specified in this Confirmation Order and the Rejection Bar Date Notice, no later than 30 days after the date of service of the applicable Rejection Bar Date Notice.

D.    MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.

1.    Restructuring Transactions.

As of the Effective Date, pursuant to appropriate provisions of applicable state business corporation or partnership laws and sections 1123(a) and 1142(b) of the Bankruptcy Code, each of the Debtors and the respective Liquidating LLCs is authorized to effectuate the Restructuring Transactions in accordance with the applicable terms of the Plan including, without limitation, the transfer of the Assets of each of the Debtors to the respective Liquidating LLC as set forth in the Plan, the applicable Exhibits to the Plan and this Confirmation Order and without further action by the Court or the directors, partners, stockholders, LLC Agents or LLC Managers, as the case may be, of any of the Debtors or the respective Liquidating LLCs.

The Debtors and/or the Liquidating LLCs, as appropriate, are authorized to take such actions as any of the chairman of the board, the chief executive officer, the president, any vice president or the secretary of the applicable Debtor, LLC Agent or LLC Manager (collectively, the “Responsible Officers”) may determine are necessary or appropriate to effect the transactions contemplated by Section III.D.1.a of this Confirmation Order, including without limitation the execution and delivery of appropriate contracts, instruments or other

[4]	Unless otherwise stated herein, if a party is required to serve documents or a notice on the Liquidating LLC or Liquidating Agent, such notice shall also be served on the Liquidating Agent’s counsel.

agreements or documents (collectively, the “Restructuring Documents”) and the making of such filings or recordations in connection therewith as may be required under appropriate provisions of applicable state business corporation law or other applicable law.

Each federal, state and local governmental agency or department is authorized to accept the filing of any Restructuring Document. This Confirmation Order is declared to be in recordable form and may be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents.

2.    Establishment of the Liquidating LLCs.

As of the Effective Date, pursuant to appropriate provisions of applicable state business corporation and partnership laws and sections 1123(a) and 1142(b) of the Bankruptcy Code, BCP and BCPM are authorized and directed to execute the respective LLC Agreements substantially in the terms set forth in the Exhibits to the Plan. The BCP LLC Agent and BCPM LLC Agent shall be authorized to take all other steps necessary to complete the formation of the BCP Liquidating LLC and BCPM Liquidating LLC, respectively.

3.    LLC Agents and LLC Managers.

The designation of Glass Ratner Advisory & Capital Group, LLC as the BCP LLC Agent and Morris Andersen & Associates, Ltd. as the BCPM LLC Agent is approved. Each such LLC Agent is approved in accordance with the terms of the applicable LLC Agreement and applicable state law.

4.    Approval of Executory Contract and Unexpired Lease Provisions and Related Procedures.

Except as otherwise modified herein, the Executory Contract and Unexpired Lease provisions of Article VI of the Plan are specifically approved. This Confirmation Order shall constitute an order of the Court approving the assumptions and assumptions and assignments described in Section VI.A of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors or the respective Liquidating LLC5 shall provide notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the Cure Amount Claim, if any, that the applicable Debtor or Liquidating LLC believes it (or its assignee) would be obligated to pay in connection with such assumption; and (iv) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim (the “Cure Amount Notice”). The Cure Amount Notice shall be in substantially the form attached hereto as Exhibit C and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease by the later of (i) the Effective Date or (ii) if the Debtors amend Exhibit VI.A.1 to the Plan after the Confirmation Date to add any Executory Contract or Unexpired Lease identified thereon, thus providing for its assumption or assumption and assignment pursuant to Section VI.A.1 of the Plan, fifteen (15) Business Days after the date of such amendment.

[5]	Unless otherwise noted herein, all actions to be taken on behalf of the Liquidating LLC shall be completed by the Liquidating Agent on behalf of the Liquidating LLC.

If any party disputes the assumption or assumption and assignment of its Executory Contract or Unexpired Lease or the amount of the proposed Cure Amount Claim set forth in the Cure Amount Notice, such party must file and serve on the Debtors or the Liquidating LLCs, as applicable, a written objection setting forth the basis for such dispute no later than 30 days after the date of service of the Cure Amount Notice. If the parties are unable to resolve such a dispute, either (i) such dispute shall be determined by the Court after appropriate briefing and a hearing scheduled on not less than 30 days’ notice or (ii) the applicable Debtor or Liquidating LLC may reject the Executory Contract or Unexpired Lease at issue in accordance with Section VI.A.1 of the Plan. If the nondebtor party to an Executory Contract or Unexpired Lease does not timely and properly object to the proposed Cure Amount Claim identified in a Cure Amount Notice, the proposed amount shall become the final Allowed Cure Amount Claim without further action by the Court, the Debtors or the applicable Liquidating LLC, and the proposed Cure Amount Claim shall be paid or satisfied in accordance with the Plan and this Confirmation Order. Until a Cure Amount Claim becomes Allowed in accordance with the procedures set forth in this Section III.D.7 and the Cure Amount Notice, such Claim shall be treated as a Disputed Claim for purposes of making Distributions under the Plan.

At any time prior to the Effective Date, BCP and BCPM may amend Exhibit VI.A to the Plan to (a) delete any Executory Contract or Unexpired Lease to be assumed, thus providing for its rejection; (b) add any Executory Contract or Unexpired Lease to the list of agreements to be assumed or assumed and assigned, thus providing for its assumption or assumption and assignment; (c) delete any Executory Contract or Unexpired Lease to be rejected and provide for its assumption or assumption and assignment, or (d) add any Executory Contract or Unexpired Lease to the list of rejected agreements, thus providing for its rejection. Further, within ten days after the Effective Date, the LLC Agents similarly may amend Exhibit VI.A to the Plan.

E.    RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION.

The Objections to Confirmation filed by Pontchartrain Natural Gas Systems, Cypress Gas Pipeline, LLC, AirLiquide America, L.P., Crompton Manufacturing Company, Inc., Pioneer America Inc., and the United States Trustee are hereby resolved by modifying the language of the Plan and on the terms and conditions set forth below:

Section III.F of the Plan is modified to read as follows:

“Any (a) Claim for substantial contribution pursuant to section 503(b) of the Bankruptcy Code by the Indenture Trustee, either of the Creditors’ Committees, any present or former members of either of them, or their respective professionals, representatives and agents or (b) Claim asserted by members of the Creditors’ Committees for the reimbursement of actual, necessary expenses pursuant to section 503(b)(3)(F) of the Bankruptcy Code shall only be allowed against BCP, BCPM or their respective Estates upon timely application and order of the Bankruptcy Court.”

Section V.B.11 of the Plan is modified to read as follows:

“The BCP LLC Agent shall, in an expeditious but orderly manner, liquidate and convert to Cash the Assets of the BCP Liquidating LLC, make timely Distributions, and not unduly prolong the existence of the BCP Liquidating LLC. In so doing, the BCP LLC Agent shall exercise its reasonable business judgment and liquidate the Assets of BCP Liquidating LLC to maximize recoveries. Such liquidations may be accomplished either through the sale of the Assets (in whole or in combination, and including the sale of any Claims, rights, or Causes of Action) or through the prosecution, compromise and settlement, abandonment or dismissal of any or all Claims, rights, or Causes of Action, or otherwise. The BCP LLC Agent shall elect whether or not to pursue any Causes of Action as it may determine are in the best interests of the creditors of the BCP Liquidating LLC, consistent with the purposes of BCP Liquidating LLC. The BCP LLC Agent shall not have any liability to any Debtor, or its Estate or any creditors of the BCP Liquidating LLC, the Creditors’ Committees or any other party for the outcome of their decisions in this regard except to the extent that the BCP LLC Agent’s conduct constitutes gross negligence, fraud or willful misconduct. The BCP LLC Agent may incur any reasonable and necessary expenses in connection with the liquidation and conversion of the Assets of the BCP Liquidating LLC to Cash.”

Section V.C.11 is modified to read as follows:

“The BCPM LLC Agent shall, in an expeditious but orderly manner, liquidate and convert to Cash the Assets of the BCPM Liquidating LLC, make timely Distributions, and not unduly prolong the existence of the BCPM Liquidating LLC. In so doing, the BCPM LLC Agent shall exercise its reasonable business judgment and, with the consent of the other two BCPM LLC Managers, liquidate the Assets of the BCPM Liquidating LLC to maximize recoveries. Such liquidations may be accomplished either through the sale of the Assets (in whole or in combination, and including the sale of any Claims, rights, or Causes of Action) or through the prosecution, compromise and settlement, abandonment or dismissal of any or all Claims, rights, or Causes of Action, or otherwise. The BCPM LLC Agent, with the consent of the other BCPM LLC Managers, shall elect whether or not to pursue any Causes of Action as they may determine are in the best interests of the creditors of the BCPM Liquidating LLC, consistent with the purposes of BCPM Liquidating LLC. Neither the BCPM LLC Agent nor the other two BCPM LLC Managers shall have any liability to BCPM or its Estate or any creditors of the BCPM Liquidating LLC, the Creditors’ Committees or any other party for the outcome of their decisions in this regard except to the extent that the BCPM LLC Agent’s or the BCPM LLC Manager’s conduct constitutes gross negligence, fraud or willful misconduct. The BCPM LLC Agent may incur any reasonable and necessary expenses in connection with the liquidation and conversion of the Assets of the BCPM Liquidating LLC to Cash.”

Section VII.G.2 of the Plan is modified to read as follows:

“The Disbursing Agent will not distribute Cash to the holder of an Allowed Claim in an Impaired Class if the amount of Cash to be distributed on account of such Claim is less than $25, unless the holder of such Allowed Claim makes a written request for payment from the Disbursing Agent within such time as designated by the Liquidating Agent. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 that does not make a written request for payment from the Disbursing Agent will have its Claim for such Distribution discharged and will be forever barred from asserting any such Claim against the Debtors or their respective property. Any Cash not distributed pursuant to this Section VII.G.2 will be the property of BCP Liquidating LLC or BCPM Liquidating LLC, free of any restrictions thereon, and any such Cash held for Distribution by the Disbursing Agent will be returned to BCP Liquidating LLC or BCPM Liquidating LLC and such Cash shall be distributed to other holders of Allowed Claims.”

Section VII.G.3 of the Plan is modified to read as follows:

“Any check issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within sixty (60) days after the date of issuance thereof. Requests for reissuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check originally was issued on or before one hundred and eighty (180) days after the check becomes null and void. After such date, if such request was not made, a holder shall have forfeited its rights to such Distribution, and the funds represented by such check shall be distributed to other holders of Allowed Claims pursuant to Section VII.B. as part of a subsequent Distribution.”

Section V.B.8 of the plan is modified to read as follows:

“Within fifteen days after the entry of the Confirmation Order, the BCP LLC Agent designated for BCP Liquidating LLC shall select counsel, financial advisors and other professionals as it deems appropriate in a writing filed with the Bankruptcy Court and served on those parties requesting notice in the chapter 11 cases. Any objections to such selections shall be filed by February 24, 2003 at 4:00 p.m. and shall be heard at the omnibus hearing scheduled for February 26, 2003, Thereafter, such BCP LLC Agent may, from time to time, retain such counsel, financial advisors, or other professionals for BCP Liquidating LLC as may be appropriate under the circumstances. After the Effective Date, the BCP LLC Agent shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay on behalf of BCP Liquidating LLC the reasonable and necessary fees and expenses of such counsel and financial advisors and any other professionals subsequently retained by them.”

Section V.C.8 of the Plan is modified as follows:

“Within fifteen days after the entry of the Confirmation Order, the BCPM LLC Managers designated for BCPM Liquidating LLC shall select counsel, financial advisors and other professionals as they deem appropriate in a writing filed with the Bankruptcy Court and served on those parties requesting notice in the chapter 11 cases. Any objections to such selections shall be filed by February 24, 2003 at 4:00 p.m. and shall be heard at the omnibus hearing scheduled for February 26, 2003. Thereafter, such BCPM LLC Managers may, from time to time, retain such counsel, financial advisors, or other professionals for BCPM Liquidating LLC as may be appropriate under the circumstances. After the Effective Date, the BCPM LLC Agent shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay on behalf of BCPM Liquidating LLC the reasonable and necessary fees and expenses of such counsel and financial advisors and any other professionals subsequently retained by them.”

Section V.D.3.a of the Plan is modified to read as follows:

“As of the Effective Date, in consideration for, among other things, the obligations of the Debtors under the Plan and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan, will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors’ obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Petition Date in any way relating to a Debtor, the Chapter 11 Cases or the Plan that such entity has, had or may have against any Debtor, the Indenture Trustee, and each of their respective present and former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); provided, however, that a Claim for a deficiency held by Class C-4 claimants in the BCP Chapter 11 Case may be asserted in the BCPM Chapter 11 Case as provided in Article III.B.2. of this Plan. Provided further, however, that the foregoing release will not include claims and causes of action by the Pension Benefit Guaranty Corporation under ERISA or any other applicable law that relates to fiduciary obligations to, or administration of, a pension plan.”

Section V.H. of the Plan is deleted.

Section XI.B.3 of the Plan is deleted.

Section V.B.4 of the Plan shall be deleted as BCP and the BCP Creditors’ Committee have agreed not to retain LLC Managers for BCP.

The U.S. Trustee informally objected to Section VIII.D.2 of the Plan, which provides for disallowance of certain claims to the extent that a Debtor may assert certain rights against the holder of such claims. In response to the U.S. Trustee’s informal objection, the Debtors did not disallow any claims under Section VIII.D.2 of the plan for voting purposes. Further, the Debtors have agreed to delete the language of Section VIII.D.2 and to substitute the following: “The Debtors reserve all of their rights under 11 U.S.C. § 5026(d).”

All servitudes, easements, covenants and rights-of-way that are valid and existing rights in or over any interest of BCP in real, or in Louisiana, immovable property (“Permitted Liens”) in or over any Assets assigned or transferred by the Debtors (collectively or individually) under the Plan are expressly preserved, and nothing in the Plan or Confirmation Order affects the validity, extent or enforceability of the Permitted Liens.

The Plan is clarified to reflect that Priority Tax Claims are not included in Class C-3.6 Priority Tax Claims shall be paid in accordance with Section II.A.2. of the Plan.

With respect to the Assets that are to be transferred to BCP Liquidating LLC or BCPM Liquidating LLC, respectively, only the Debtors’ interests in such assets will be transferred.

With respect to Assets in which the Debtors own only a percentage interest, only the Debtors’ interests in such Assets shall be transferred to the BCP Liquidating LLC or BCPM Liquidating LLC, respectively.

F.    INJUNCTION AND SUBORDINATION RIGHTS.

1.    Termination of Subordination Rights and Settlement of Related Claims and Controversies.

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan are terminated, and all actions related to the enforcement of such subordination rights are permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

[6]	Previously, such claims were indicated as Class C-3 Claims in the Summary of Classes and Treatment of Claims and Interest in the Disclosure Statement.

G.    NOTICE OF ENTRY OF CONFIRMATION ORDER

Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or the respective Liquidating LLCs are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Claims hereunder, substantially in the form of Exhibit D attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing, no later than fifteen (15) Business Days after the Confirmation Date. The Debtors are directed to publish the Confirmation Notice once in the national edition of The Wall Street Journal no later than fifteen (15) Business Days after the Confirmation Date.

H.    NOTICE OF EFFECTIVE DATE

The Debtors or the respective Liquidating LLCs are directed to serve a notice of the Effective Date, substantially in the form of Exhibit E attached hereto and incorporated herein by reference (the “Effective Date Notice”) on all parties that received notice of the Confirmation Hearing, no later than fifteen business days after the Effective Date. The Debtors are directed to publish the Effective Date Notice once in the national edition of The Wall Street Journal no later than fifteen (15) Business Days after the Effective Date.

Date: Feb. 5, 2003	/s/ [ILLEGIBLE]
CHIEF UNITED STATES BANKRUPTCY JUDGE

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